Exhibit 10.1

ASSET PURCHASE AGREEMENT

Assure Holdings Corp., a Delaware corporation (“Purchaser”), and each of NervePro LLC,  a Colorado limited liability company (“NervePro”), Neuroprotect Neuromonitoring, LLC, a Colorado limited liability company (“Neuroprotect”), Neurotech Neuromonitoring, LLC, a Colorado limited liability company (“Neurotech”), and Nervefocus, LLC, a Colorado limited liability company (“Nervefocus,” and together with NervePro, Neuroprotect, and Neurotech, the “Sellers,” and each, a “Seller”) have entered into this Asset Purchase Agreement (this “Agreement”), dated December 30, 2022 (the “Effective Date”).

RECITALS

A.Sellers are engaged in owning and operating businesses that provide intraoperative neuromonitoring and related services (the “Business”).

B.Sellers desire to sell the Assets, as defined below, to Purchaser, and Purchaser desires to purchase the Assets, pursuant to the terms set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, promises, agreements, representations, warranties, and conditions contained herein, the parties agree as follows:

Article I
PURCHASE AND SALE OF ASSETS

On the terms and subject to the conditions set forth in this Agreement, each Seller hereby sells, assigns, transfers, and delivers to Purchaser, and Purchaser hereby purchases, accepts, and acquires from each Seller, all of the right, title, and interest of such Seller in and to those assets that are used or held for use in the Business, free and clear of any and all liens, security interests, leases, or other encumbrances of whatever nature (the assets being transferred pursuant to this Agreement are collectively referred to herein as the “Assets”), but excluding the Excluded Assets (as defined in Section 1.15). The Assets include, without limitation, the following:

1.1.Tangible Personal Property. All of Sellers’ tangible assets, including all furniture, fixtures, equipment (expressly including, without limitation, all monitoring equipment), tools, computer hardware and computer peripherals, materials, and supplies (collectively, the “Tangible Personal Property”). The Tangible Personal Property includes, without limitation, the personal property listed on Schedule 1.1 attached hereto.
1.2.Inventory. All of Sellers’ inventory as reflected in Schedule 1.2.
1.3.Records. All of Sellers’ records, including electronic records, relating to the operation of the Business, including customer records, supplier records, employee records, financial records, database files, and all other books, records, files, and documents relating to the Assets or arising out of or in connection with the Business (collectively the “Records”).
1.4.Prepaid Expenses. All prepaid expenses and similar prepaid items paid by Sellers.

1.5.Contracts. All of Sellers’ rights, powers, and remedies under all contracts to which Sellers are a party and listed on Schedule 1.5, including agreements with customers, manufacturers, distributors, and vendors, but in each case subject to Section 7 (each a “Contract”, and collectively, the “Contracts”).
1.6.Licenses. All licenses, permits, authorizations, approvals, consents, and other rights, used in connection with the Business and listed on Schedule 1.6 (collectively, the “Licenses”), if and to the extent that they may be lawfully transferred by Sellers to Purchaser.
1.7.Warranties. All warranties, rights, and claims of Sellers under all existing manufacturer’s or similar warranties relating to any of the Assets.
1.8.Intellectual Property. All of Sellers’ intellectual property rights used in the Business, including all service mark, trademark, and trade name rights in the Seller Names (as defined below) and any variations thereof, all logos used in the Business, Sellers’ domain names “www.nervepro.com” , the associated website, including underlying non-proprietary website code, content and software, any other URLs registered by Sellers, social media pages, art, graphics, copy, marketing plans and strategies, and all trade secrets and confidential information owned by Sellers or otherwise related to the Business (the “Intellectual Property”).
1.9.Goodwill. All of Sellers’ goodwill as a going concern relating to the Business.
1.10.Telephone Numbers and Listings; E-Mail Addresses. Sellers’ telephone numbers and facsimile numbers, and all cell phone numbers, email addresses, and telephone book listings pertaining to the Business.
1.11.Software. All of Sellers’ rights in proprietary or non-proprietary computer software, media, programs, licenses, and documentation used in the Business and all data and information contained therein, and all manuals, documentation, and code related thereto (collectively, “Software”), to the extent that they may be lawfully transferred to Purchaser.
1.12.Advertising. All of Sellers’ existing advertising and promotional materials.
1.13.Accounts Receivable. All accounts receivable existing as of the Closing that relate to work performed or billed on or after December 1, 2022 through the Closing, including, without limitation, all rights to bill and collect for cases performed by Sellers between December 1, 2022 and Closing that were not billed or collected prior to the Closing, or that were billed between December 1, 2022 and Closing but were not collected in whole or in part, and the right to rebill any cases performed by Sellers between December 1, 2022 and Closing.  The accounts receivable described in this Section 1.13, the “Acquired AR.”  For clarity “between December 1, 2022 and Closing” shall be inclusive of both December 1, 2022 and Closing.
1.14.[Reserved].
1.15.Excluded Assets. As used in this Agreement, “Excluded Assets” means (a) all cash and cash equivalents, bank accounts, accounts receivables other than the Acquired AR and any Bonus AR transferred to Purchaser hereunder, and securities of Sellers; (b) all assets listed on Schedule 1.15, (c) Sellers’ records relating solely to (i) Retained Liabilities, or (ii) assets specifically excluded under this Section 1.15, (d) the corporate seals, organizational documents, minute books, stock books, tax returns, books of account or other records having to do with the corporate organization of Sellers, all employee-related or employee benefit-related files or records, and any other books and records which Sellers are prohibited from disclosing or transferring to Purchaser under applicable law and is required by applicable Law to retain; (e) all insurance policies of Sellers and all rights to applicable claims and proceeds thereunder; (f) all tax assets (including duty and tax refunds and prepayments) of Sellers; (g) all rights to any action, suit or claim of any nature being pursued by Sellers, whether arising by way of counterclaim or otherwise, that are set forth on Schedule 1.15(g), none of which relate to the Assets; and (h) the rights which accrue or will accrue to Sellers under this Agreement.
Article II
PURCHASE PRICE AND PAYMENT

Subject to the adjustments described below, the purchase price to be paid by Purchaser to Sellers for the Assets shall be payable as follows:

2.1.Closing Stock Payment. At the Closing, Purchaser shall issue to Sellers, 1,500,000 shares of common stock of Purchaser in the aggregate (the “Closing Stock Payment”). The Closing Stock Payment will be allocated between each Seller based on the Pro Rata Share (as defined below).  The common stock issued pursuant to the Closing Stock Payment shall be subject to all (a) governing documents of Purchaser, (b) regulatory restrictions and requirements, and (c) all applicable laws.  Purchaser will endeavor to register the Purchaser common stock issued pursuant to the Closing Stock Payment by no later than January 31, 2023.  In addition, Purchaser and Sellers will enter into that certain Registration Rights Agreement in the form attached hereto as Exhibit A with respect to the Closing Stock Payment (the “Registration Rights Agreement”).  The common stock value per share shall be determined on the Effective Date as quoted on the Nasdaq Stock Market (the “Stock Price”), which shall also include any successor market or exchange on or through which the shares of common stock are publicly traded.  The Closing Stock Payment multiplied by the Stock Price shall be referred herein as the “Closing Consideration.” The parties agree that the Closing Consideration represents the fair market value for the Assets.  The parties agree that no part of this Agreement shall be construed to induce or encourage the referral of patients or the purchase of health care services or supplies.  The parties acknowledge that there is no requirement under this Agreement or any other agreement between the parties that either party refer any patients to any health care provider or purchase any health care goods or services from any source.
2.2.Receivable Bonus.
(a)During the one hundred and twenty (120) day period following the Closing, Sellers have the sole right to continue to collect all outstanding accounts receivable of the Business as of the Closing other than the Acquired AR.  On or before the end of the one hundred and twenty (120) days following the Closing, Sellers will have the option, at their sole discretion, to transfer any remaining outstanding accounts receivable of the Business as of the Closing other than the Acquired AR to Purchaser and, in such event, Purchaser will have the sole right to collect such outstanding accounts receivable (any such transferred accounts receivable, the “Bonus AR”); provided, however, that in its sole discretion, Purchaser may reject assignment of any accounts receivable that constitute the Bonus AR.  Purchaser shall pay to Sellers during the 24-month period from the transfer date of the Bonus AR (the “Receivable Bonus Period”) an amount equal to the product of: (i) 45% multiplied by (ii) the gross amount of the Bonus AR collected by Purchaser during such calendar month during the Receivable Bonus Period (the “Receivable Bonus”).  Any Receivable Bonus will be paid to each Seller in the following percentages (the “Pro Rata Share”): NervePro: 16%; Neuroprotect: 34%; Neurotech: 34%, and Nervefocus 16%.  The parties agree that no Purchaser costs or expenses arising from or related to the Bonus AR will be applied to offset or reduce the Receivable Bonus. For clarity, no Receivable Bonus will be owed or paid with respect to any Acquired AR.
(b)Within fifteen (15) days following each calendar month during the Receivable Bonus Period, the Purchaser will deliver to the Sellers a written statement setting forth the Purchaser’s calculation of the total gross amount of Bonus AR collected by Purchaser during such calendar month, the remaining outstanding and uncollected Bonus AR as of the end of such calendar month, and Purchaser’s calculation of the Receivable Bonus for each calendar month (the “Receivables Bonus Statement”), which statement will be signed and certified by Purchaser’s CFO.  No more than once per calendar year, Purchaser shall give Sellers’ accountants and advisors access, during normal business hours and upon reasonable notice, to such of the employees and books and records of Purchaser as Sellers may reasonably request as part of Sellers’ review of the Receivables Bonus Statement and proposed Receivable Bonus. This review shall be at Sellers’ sole cost unless there is a discrepancy agreed upon by Purchaser or verified by an Independent Accounting Firm of at least 5% of the total amounts owed under this Section 2.2 for the entire Receivable Bonus Period, in which case Purchaser shall reimburse Sellers for their reasonable out-of-pocket expenses relating to such review. Once Purchaser delivers the Receivables Bonus Statement to Sellers, Sellers will have ten (10) days to deliver written notice to Purchaser setting forth in reasonable detail any objections that Sellers has with respect to the Receivable Bonus Statement and the Receivable Bonus amount (the “Bonus Notice of Objection”).  Once Sellers deliver the Notice of Objection to Purchaser within such 10-day period, then (i) any aspect of the Receivables Bonus Statement to which there is no objection in the Notice of Objection shall become conclusive and binding on the parties for all purposes of this Agreement and (ii) Sellers and Purchaser shall use good faith efforts to resolve all the objections contained in the Notice of Objection (the “Bonus Objections”).
(c)If, during the Receivable Bonus Period, Purchaser receives a valid claim for a refund of previously collected Bonus AR for which Sellers previously received or will receive a Receivable Bonus (each, a “Refund Claim”), Purchaser will notify Sellers within ten (10) days of receipt of such Refund Claim by providing a written statement (the “Refund Statement”) setting forth the total amount of such Refund Claim (the “Total Refund Amount”), the refund claimant(s), and Purchaser’s calculation of the portion of the Refund Claim that is owed by Sellers to Purchaser, which amount will be equal to the product of: (i) 45% multiplied by (ii) the Total Refund Amount (the “Sellers’ Refund Amount”).  The Refund Statement will be signed and certified by Purchaser’s CFO.  Once Purchaser delivers the Refund Statement to Sellers, Sellers will have ten (10) days to deliver written notice to Purchaser setting forth in reasonable detail any objections that Sellers have with respect to the Refund Statement and the Sellers’ Refund Amount (the “Refund Notice of Objection” and together with the Bonus Notice of Objections, each, a “Notice of Objections”).  Once Sellers deliver the Refund Notice of Objection to Purchaser within such 10-day period, then (i) any aspect of the Refund Statement to which there is no objection in the Refund Notice of

Objection shall become conclusive and binding on the parties for all purposes of this Agreement and (ii) Sellers and Purchaser shall use good faith efforts to resolve all the objections contained in the Refund Notice of Objection (the “Refund Objections” and together with the Bonus Objections, the “Objections”).
(d)If Sellers and Purchaser are unable to resolve any of the Objections within 30 days following Sellers’ delivery of the Notice of Objection to Purchaser, they shall refer any remaining Objections that have not been resolved by such date to a mutually acceptable independent accounting firm mutually acceptable to the parties (the “Independent Accounting Firm”), which shall make its determination as to the resolution of such remaining Objections.  The Purchaser and Sellers shall instruct the Independent Accounting Firm to deliver its written determination to Purchaser and Sellers no later than 30 days after their submission of such remaining Objections to the Independent Accounting Firm.  The Independent Accounting Firm shall consider only those items and amounts in Sellers’ and Purchaser’s respective calculations that are identified as being items and amounts to which Sellers and Purchaser have been unable to agree.  In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by any party or less than the smallest value for such item claimed by any party.  The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with the terms and conditions of this Agreement, and the Independent Accounting Firm is not to make any other determination.  The Independent Accounting Firm’s determination with respect to the remaining Objections shall be conclusive and binding upon the parties.  Sellers and Purchaser shall make readily available to the Independent Accounting Firm all relevant books and records and any work papers reasonably requested by the Independent Accounting Firm in connection therewith.  Each party shall pay its own costs and expenses incurred in connection with such resolution, provided that the fees and expenses of the Independent Accounting Firm and any enforcement of the determination thereof shall be borne by Sellers and Purchaser in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted.
(e)Promptly, and in any event within five (5) days, after all aspects of the calculation of the Receivables Bonus Statement and Receivables Bonus shall have become conclusive and binding on the parties pursuant to this Section 2.2, then Purchaser will pay the portion of the Receivables Bonus to each Seller based on the Pro Rata Share by wire transfer of immediately available funds to an account designated by Sellers.
(f)Promptly, and in any event within five (5) days, after all aspects of the calculation of the Refund Statement and Sellers’ Refund Amount shall have become conclusive and binding on the parties pursuant to this Section 2.2, then, upon the election of Sellers by written notice to Purchaser, either (i) Sellers will pay the Sellers’ Refund Amount to Purchaser by wire transfer of immediately available funds to an account designated by Purchaser, or (ii) Purchaser will have the right to deduct the Sellers’ Refund Amount from each Seller’s next Receivable Bonus based on the Pro Rata Share.

(g)Purchaser shall have sole and absolute discretion with regard to all matters relating to Purchaser’s operations, including the operation of the Business and whether or not to collect (and what if efforts, if any, are used to collect) Bonus AR. Purchaser has no obligation to operate the Business in order to achieve any Receivable Bonus payment or to maximize the amount of any Receivable Bonus payment.
(h)Purchaser shall have the right to withhold and set off against the amount due under this Section 2.2 the amount of any amounts finally determined to be owed by Sellers or Principals to Purchaser and any Losses to which any Purchaser Indemnified Party (as defined below) may be entitled under Section 8.2 of this Agreement.
(i)Purchaser and Sellers understand and agree that (i) the contingent rights to receive the Receivable Bonus shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Purchaser, (ii) Sellers shall not have any rights as a security holder of Purchaser as a result of Sellers’ contingent right to receive the Receivable Bonus hereunder, and (iii) no interest is payable with respect to the Receivable Bonus.
2.3.AR Received by Sellers. From and after the Closing, if Sellers receive or collect any funds relating to any Acquired AR, and from and after the date any Bonus AR is transferred to Purchaser, if Sellers receive or collect any funds relating to any Bonus AR, Sellers shall remit such funds to purchaser within seven days after its receipt thereof.
Article III
Allocations
3.1.Allocations of the Purchase Price. Purchaser and Sellers will use their good faith efforts to mutually agree to the tax allocation of the Closing Consideration within thirty (30) days following Closing. Each of the parties shall report the purchase and sale of the Assets in accordance with such allocation for federal, state, and local tax purposes, including such reports to be filed on Internal Revenue Service Form 8594 by each of the parties.
3.2.[Reserved.]
Article IV
The Closing
4.1.The Closing. Upon the terms and subject to the conditions of this Agreement, the Closing shall take place on the Effective Date (the “Closing Date”). The Closing will be a remote closing with each party providing electronic signatures, to be received and exchanged by each party’s counsel. The closing of this Agreement (the “Closing”) shall be effective as of 12:01 a.m. on the Closing Date for tax and accounting purposes (the “Effective Time”).
4.2.Sellers’ Deliveries. At the Closing, Sellers shall execute and deliver to Purchaser a bill of sale and assignment and assumption agreement as required to effectuate the transfer of Assets and Assumed Liabilities, each in form and substance satisfactory to Purchaser.  Sellers shall deliver to Purchaser appropriate resolutions approving this transaction. Sellers shall also execute and deliver such other documents at the Closing as are reasonably appropriate and necessary to effectuate the transactions set forth herein.  Sellers shall also execute and deliver the Registration Rights Agreement.
4.3.Purchaser’s Deliveries. At the Closing, Purchaser shall execute and deliver to Sellers a bill of sale and assignment and assumption agreement as required to effectuate the transfer of Assets and Assumed Liabilities, each in form and substance satisfactory to Sellers.  Purchaser shall deliver to Sellers appropriate resolutions approving this transaction. Purchasers shall also execute and deliver such other documents at the Closing as are reasonably appropriate and necessary to effectuate the transactions set forth herein.  At the Closing, Purchaser shall deliver to the Sellers evidence that Sellers are the beneficial owners of the Closing Stock Payment, which will be issued in electronic form to be held via bank entry.  Purchaser shall also execute and deliver the Registration Rights Agreement.
Article V
Representations and Warranties
5.1.Representations and Warranties by Sellers. Sellers, jointly and severally, represent and warrant to Purchaser as follows.  For purposes of this Agreement, “knowledge of Sellers” or similar means the actual knowledge of Paul Elliott.
(a)Title to the Assets. Sellers have good and merchantable title to all of the Assets.
(b)Assets Transferred Free of Liens. The Assets are and will be transferred at the Closing, free and clear of any liens, encumbrances, or claims of any nature, including liens for taxes, except for sales or use taxes arising from the sale hereunder, which Sellers shall pay.
(c)Condition of Assets. Except as set forth on Schedule 1.1, each item of Tangible Personal Property is in good operating condition and repair and free of defects, subject to ordinary wear and tear and routine repairs, and has been reasonably maintained.
(d)[Reserved.]
(e)Tax Matters. Sellers have timely filed all federal, state, and local tax returns or reports required to be filed by Sellers. Sellers has paid, or has properly provided for their payment when due, all federal, state, and local taxes (and all interest, penalties, or additions to tax thereon, if any), including all income, sales, use, property, payroll, unemployment withholding, occupation, gross receipts, value added, excise, and estimated taxes due or which later become due and payable by Sellers with respect to all taxable periods up to and including the period ending on the Closing Date.
(f)Compliance with Laws.
(i)Sellers and the Business are and have at all times since January 1, 2017 been in compliance in all material respects with applicable laws, statutes, rules, regulations, codes, and ordinances (collectively, “Laws”) of any proper governmental or regulatory official, body, or authority (“Governmental Authority”) that apply to the Business or the Assets.
(ii)To the Sellers’ knowledge, all providers employed by or otherwise engaged by Sellers (A) possess, and are in good standing with, all required state medical licenses and facility credentials needed to perform their duties, (B) are actively enrolled in, and in good standing with, Medicare and Colorado Medicaid.
(iii)Since January 1, 2017, Sellers and the Business have not been subject to any Governmental Authority audits or inspections or health plan reviews.
(g)Licenses. Sellers have all Licenses required by law to operate the Business as it is conducted as of the Closing Date, and the Licenses are valid and in effect. To the knowledge of Sellers, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation of any License.
(h)Software. Sellers have fully paid, valid, and enforceable licenses to use all Software currently being used by it. Sellers shall provide the Software, including any related documentation, to Purchaser at Closing. Sellers do not own any Software and do not use any Software except for commercially available off-the-shelf Software.
(i)Legal Proceedings. No litigation, arbitration, investigation, or other proceeding of or before any court, arbitrator, or Governmental Authority which relates to Sellers, any Asset, or the Business is currently pending or, to the knowledge of Sellers, threatened. None of the Sellers are a party to or subject to the provisions of any judgment, order, writ, injunction, decree, or award of any court, arbitrator, or Governmental Authority which would adversely affect Sellers, the Business, the Assets, or the transactions contemplated hereby.
(j)Intellectual Property. Sellers own all Intellectual Property used by it in the operation of the Business or, as to the Software, it has valid licenses to use the Software. To the Sellers’ knowledge, the Intellectual Property does not infringe or otherwise violate any intellectual property or other proprietary rights of any individual or company, and there is no claim or other action pending, or to the knowledge of Sellers, threatened, alleging any such infringement or violation or challenging Sellers’ rights in or to any Intellectual Property.  To the knowledge of Sellers, no person is infringing or otherwise violating any rights of Sellers in any of its intellectual property.
(k)Financial Statements. Complete copies of the unaudited financial statements consisting of the balance sheet of the Business as at December 31, 2021, and the related statements of profit and loss and cash flow for the year then ended (the “Financial Statements”) are attached to Schedule 5.1(k). The Financial Statements have been applied on a consistent basis throughout the period involved. The Financial Statements fairly present the financial condition of the Business in all material respects as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of December 31, 2021 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.

(l)Undisclosed Liabilities. Sellers have no Liabilities with respect to the Business, except (i) those which are adequately reflected or reserved against in the Balance Sheet as of August 31, 2022, and (ii) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.
(m)Absence of Certain Changes. Since the Balance Sheet Date, the Business has been conducted in the ordinary course of business consistent with past practice and there has not been any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to: (i) the business, results of operations, condition (financial or otherwise), or assets of the Business; or (ii) the value of the Assets.
(n)[Reserved.]
(o)The Records. The Records are true and correct in all material respects.
(p)Contracts. All Contracts to which Sellers are a party are valid and binding contractual obligations of Sellers and, to Sellers’ knowledge, the other parties thereto, and are enforceable in accordance with their respective terms. Sellers are not in default under any such Contract, and to the knowledge of Sellers, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in a default by any other party to any such Contract. Sellers have provided Purchaser with a true and complete copy of each written Contract, and a summary of the terms of each oral Contract, that is material to the operation of the Business. None of the Contracts restricts Sellers or would restrict Purchaser from conducting any line of business or engaging in any territory, or hiring or soliciting any parties.  None of the Contracts contains a most favored nations clause or constitutes an exclusivity arrangement.
(q)[Reserved.]
(r)Workers’ Compensation. There is no pending or, to the knowledge of Sellers, threatened workers’ compensation claim or claim for on-the-job injuries against Sellers, including, without limitation, those relating to any termination of employment and any wages and benefits or other Liabilities.
(s)Suppliers. Sellers has provided Purchaser with a complete and accurate list, with contact information, of all material suppliers Sellers has purchased goods or services in the past three years, and the annual amounts of such purchases.
(t)Customers. Other than as set forth on Schedule 5.1(t), none of Sellers’ customers have informed Sellers, either orally or in writing, that such customer (i) will cease to be a customer of Sellers; or (ii) will reduce the extent to which, or materially alter the terms on which, such customer will in the future purchase goods or services from Sellers. Sellers have provided Purchaser with a complete and accurate list, with contact information, of all material customers to whom Sellers have sold goods or services in the past three years, and the annual amounts of such purchases.
(u)[Reserved.]

(v)[Reserved.]
(w)No Conflicting Agreements. Sellers are not a party to any contract, agreement, or other obligation that is in default or that will become in default by reason of the execution and consummation of this Agreement or the transactions contemplated hereby. There are no agreements in effect that would prevent Sellers from concluding the transactions described in this Agreement.
(x)Consents. The execution, delivery, and performance by Sellers of this Agreement, and all other agreements contemplated hereby, does not require any consent, approval, authorization, registration or filing with, or any other action by, any Governmental Authority or any other person or entity, including, without limitation, any party to a contract with Sellers, prior to the Closing, or to the extent such consent is required, Sellers has obtained such consent and provided a copy thereof to Purchaser.
(y)No Other Representations or Warranties. Except for the representations and warranties contained in this Section 5.1 (including the related portions of the Disclosure Schedules), no Seller or any other person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Assets furnished or made available to Purchaser or its representatives, or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law; provided, however, that nothing in this Section 5.1(y) shall limit Purchaser’s ability to make or prevail on a claim for fraud against Sellers.
(z)Entity Status. Each Seller is duly formed and existing in good standing under the laws of the State of Colorado.  No Seller has any subsidiaries or owns securities in any other entity.
(aa)Corporate Actions. All actions required of Sellers hereunder, and the consummation of all transactions provided for herein and therein, have been duly authorized by Sellers’ members and managers. This Agreement and each of the other related documents have been, and shall be, duly executed and delivered by Sellers, and are valid and enforceable against Sellers in accordance with their respective terms. Sellers have all requisite power and authority to enter into and perform their respective obligations under this Agreement and each of the other related documents.
(bb)Brokers and Finders. None of the Sellers has engaged an investment banker, broker, or finder in connection with the transactions contemplated hereby.
(cc)Investment Representations.
(i)Sellers understand that the shares of Purchaser constituting the Closing Stock Payment have not been registered under the Securities Act, nor qualified under any state securities Laws, and that such shares are being offered and sold pursuant to an exemption from such registration and qualification based in part upon the representations contained herein.  Each Seller is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.

(ii)Sellers have such knowledge and experience in financial and business matters that Sellers are capable of evaluating the merits and risks of the investment contemplated by this Agreement; and Sellers are able to bear the economic risk of this investment in the shares of Purchaser constituting the Closing Stock Payment (including a complete loss of Sellers’ investment).
(iii)Sellers understand that it must bear the economic risk of an investment in the shares of Purchaser constituting the Closing Stock Payment indefinitely unless such shares are registered pursuant to the Securities Act or an exemption from such registration is available, and unless the disposition of such shares is qualified under applicable state securities Laws or an exemption from such qualification is available.  Sellers further understand that there is no assurance that any exemption from the Securities Act will be available or, if available, that such exemption will allow Sellers to transfer any or all of their interest in the shares of Purchaser constituting the Closing Stock Payment in the amounts or at the times it might propose.
(iv)Sellers acknowledge that they have had access to and has reviewed the following (collectively, the “Disclosure Documents”): (i) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including, without limitation, the section captioned “Risk Factors” regarding risk factors associated with an investment in the Company, (iii) the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022, and (iv) the Company’s Current Reports on Form 8-K filed since January 1, 2022, including, in each case, any amendments thereto, all as filed with the SEC. In making this investment, the Sellers have not relied upon any information not included in the Disclosure Documents or this Agreement, and Sellers have not relied upon any representations or warranties made by the Company, any other director or officer thereof, except as expressly set forth in this Agreement.
(v)Sellers acknowledge that they are aware of Rule 144 under the Securities Act (“Rule 144”) which permits limited public resales of “restricted securities” subject to the satisfaction of certain conditions.  Sellers understand that under Rule 144, except as otherwise provided in paragraph (d) of that Rule, the conditions include, among other things: the availability of certain current public information about the issuer, certain holding periods and limitations on the amount of securities to be sold and the manner of sale.  Sellers acknowledge that in the event all of the requirements of Rule 144 are not met, registration under the Securities Act, or an exemption from registration will be required for any disposition of the shares of Purchaser constituting the Closing Stock Payment.  Sellers understand, that although Rule 144 is not exclusive, the SEC has expressed its opinion that persons proposing to sell restricted securities received other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.

(vi)Sellers have consulted their own legal and tax advisors regarding the consequences of the transaction contemplated by this Agreement and acknowledge that they are not relying upon, nor has he received, any legal or tax advice from the Purchaser or its legal counsel or accountants.
(vii)Sellers are acquiring shares of Purchaser constituting the Closing Stock Payment solely for their own account for investment and not with a view toward the resale, transfer or distribution thereof, nor with any present intention of transferring or distributing Sellers’ interest in the shares of Purchaser constituting the Closing Stock Payment.
(viii)Sellers understand and acknowledge that the shares of Purchaser constituting the Closing Stock Payment are characterized as “restricted securities” under U.S. securities Laws and agrees to the imprinting, so long as required by Law, of the following legend on certificates representing such shares:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OF AMERICA.  THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

5.2.Representations and Warranties by Purchaser. Purchaser represents and warrants to Sellers as follows:
(a)Corporate Status. Purchaser is a corporation formed and existing in good standing under the laws of the State of Nevada.
(b)Corporate Actions. All actions required of Purchaser hereunder, including the execution of this Agreement and the consummation of all transactions provided for herein, have been duly authorized by appropriate actions of Purchaser’s board of directors. This Agreement and each of the other closing documents have been, and shall be, duly executed and delivered by Purchaser, and are, or shall be when delivered, valid and enforceable against Purchaser in accordance with their respective terms.
(c)No Conflicting Agreements. Purchaser is not a party to any contract, agreement, or other obligation that is in default or that will become in default by reason of the execution and consummation of this Agreement or the transactions contemplated hereby. There are no agreements in effect that would prevent Purchaser from concluding the transactions described in this Agreement.
(d)Consents. The execution, delivery, and performance by Purchaser of this Agreement, and all other agreements contemplated hereby, does not require any consent, approval,

authorization, registration or filing with, or any other action by, any Governmental Authority or any other person or entity, including, without limitation, any party to a contract with Purchaser, prior to the Closing, or to the extent such consent is required, Purchaser has obtained such consent and provided a copy thereof to Sellers.
(e)Brokers and Finders. No Seller has engaged an investment banker, broker, or finder in connection with the transactions contemplated hereby.
(f)Litigation.  There are no actions, suits, claims, investigations or other legal proceedings pending or, to Purchaser’s knowledge, threatened against or by Purchaser challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement
(g)Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the Business and the Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Sellers for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied upon its own investigation and the express representations and warranties of Sellers set forth in Section 5.1 of this Agreement (including related portions of the Disclosure Schedules); and (b) neither Sellers nor any other person has made any representation or warranty as to Sellers, the Business, the Assets or this Agreement, except as expressly set forth in Section 5.1 of this Agreement (including the related portions of the Disclosure Schedules); provided, however, that nothing in this Section 5.2(g) shall limit Purchaser’s ability to make or prevail on a claim for fraud against Sellers.
Article VI
Additional Covenants
6.1.Transition Assistance. Sellers shall, without additional cost to Purchaser, familiarize and acquaint Purchaser with all material aspects of the Business (the “Transition Services”) for 60 calendar days from and after the date of Closing during normal business hours. For the avoidance of doubt, the Transition Services would include familiarization with operations, sales, marketing, administration, insurance, customer service, pricing, strategy, and all other transition training reasonably requested by Purchaser.  In addition, Sellers shall take all reasonable actions requested by Purchaser to transition business, relationships, contracts and all related items, including, without limitation, surgeon relationships, hospital relationships and contracts, third party revenue cycle management relationships, and third-party reading neurologist relationships.
6.2.Books and Records; Availability. For a period of three years after the Closing Date, Sellers will have, at reasonable times and with reasonable notice, access to the Records, Purchaser has obtained from Sellers to the extent that Sellers will require access to the Records for tax or other legitimate business reasons; Sellers shall maintain as confidential any trade secrets or confidential information set forth in such Records.
6.3.Names; Transfer of Phone and Fax Numbers and URLs. Promptly (but, in any event, no later than ten days) after the Closing Date, Sellers and their respective affiliates will (a) cease use of the names “NervePro”, “NeuroPro”, “Neuro Tech”, “Nerve Focus”,  and any derivative thereof (the “Seller Names”), and (b) execute and file all the instruments, agreements, and documents with the applicable Governmental Authorities in the State of Colorado and elsewhere, if applicable, as necessary or appropriate for Sellers and their respective affiliates to abandon all uses of the Seller Names.  Further, beginning with the Closing Date, Sellers and their respective affiliates will not form, own, or be a lender to any person or entity that conducts business under any Seller Name. Promptly (but, in any event, no later than 10 days) after the Closing Date, Sellers shall reasonably cooperate with Purchaser to effectuate the transfer to Purchaser of all telephone and facsimile numbers, URLs, email addresses, utilities, and other Assets that require Sellers’ participation to transfer.
6.4.Survival. For clarity, the provisions of this Article VI will survive the termination of this Agreement for the respective periods set forth above.
Article VII
Liabilities of SellerS
7.1. Definition of Liabilities.  “Liabilities” means, individually and collectively, any direct or indirect liability, debt, duty, obligation, guarantee, or endorsement of any kind, nature, or description (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).
7.2.Assumed Liabilities. Subject to the terms and conditions set forth herein, Purchaser shall assume and agree to pay, perform and discharge when due only those liabilities and obligations of Sellers to be paid, performed, or discharged after the Effective Date expressly set forth in the Contracts set forth on Schedule 1.5, except to the extent such liabilities, but for a breach or default by Sellers, would have been paid, performed, or discharged on or prior to the Effective Date or to the extent such liabilities relate to or arise out of any breach or default or violations of law of Sellers.  The liabilities and obligations to be assumed by Purchaser pursuant to this Section 7.2 are referred to herein as the “Assumed Liabilities.”
7.3.Retained Liabilities.  Except as otherwise expressly set forth in Section 7.2, Sellers shall be and remain solely liable and responsible for all Liabilities relating to the operation of the Business prior to the Effective Time and any other obligations expressly agreed to in this Agreement, including accounts payable, local, state, and federal tax Liabilities, payroll tax Liabilities, and accrued vacation time for Sellers’ employees (the “Retained Liabilities”). Sellers shall pay and perform all Retained Liabilities as and when due.  Purchaser does not and shall not assume, agree to pay, or pay any of the Retained Liabilities. Purchaser is not assuming any obligations under any contracts entered into by Sellers, except for the obligations contained in the Contracts set forth on Schedule 1.5, but only to the extent that the obligations are required to be performed after the Closing Date and are not the result of breaches, violations or other actions or omissions or violations of law occurring or taken on or prior to the Closing Date.
7.4.Certain Tax Liabilities.  Any Liabilities arising out of the failure of Sellers to comply with the requirements and provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction shall be treated as Retained Liabilities.

Article VIII
Indemnification
8.1.Survival. The covenants, promises, or agreements contained in this Agreement shall survive Closing until they are performed in full.  The representations and warranties entered into or made pursuant to this Agreement will survive the Closing for a period of 18 months; but, notwithstanding the foregoing, the representations or warranties in Sections 5.1(a) (Title to Assets), 5.1(e) (Taxes), 5.1(z) (Entity Status), 5.1(aa) (Corporate Actions), 5.1(bb) (Brokers and Finders) and 5.1(cc) (Investment Representations), Section 5.2(a) (Corporate Status), 5.2(b) (Corporate Action), 5.2(e) (Brokers and Finders) (collectively, the “Fundamental Representations”) will survive the Closing Date until the expiration of the applicable statute of limitations. Notwithstanding the foregoing, claims based on fraud shall survive indefinitely. Notwithstanding anything to the contrary in this Section 8.1, any claim made before the expiration of any representation and warranty will survive until the final determination of such claim. The parties intend to alter the applicable statutes of limitations as described in this Section 8.1.
8.2.Indemnification by Sellers. Sellers, jointly and severally, on behalf of themselves and their respective heirs, personal and legal representatives, successors and assigns, shall defend, indemnify, and hold harmless Purchaser and its owners, members, managers, directors, officers, agents, servants, and employees, and their respective heirs, personal and legal representatives, guardians, successors, and assigns (each, a “Purchaser Indemnified Party” and, collectively, the “Purchaser Indemnified Parties”), from and against any and all claims, threats, Liabilities, taxes, interest, fines, penalties, suits, actions, proceedings, demands, damages, losses, costs, and expenses (including attorneys’ and experts’ fees and court costs, whether in connection direct claims by the parties hereto or third party claims) of every kind and nature (“Losses”) arising out of, resulting from, or in connection with:
(a)Any misrepresentation, omission, or breach by Sellers of any representation or warranty contained in this Agreement.
(b)Any nonperformance, failure to comply, or breach of or default by Sellers of any covenant, promise, or agreement of Sellers contained in this Agreement.
(c)Any Retained Liabilities.
(d)Any Excluded Assets.
8.3.Indemnification by Purchaser. Purchaser, on behalf of itself and its successors and assigns, shall defend, indemnify, and hold harmless Sellers, including their members, managers, officers, directors, owners, agents, servants, and employees and their respective heirs, personal and legal representatives, guardians, successors, and assigns (each, a “Seller Indemnified Party” and, collectively, the “Seller Indemnified Parties” and together with the Purchaser Indemnified Parties, the “Indemnified Parties”), from and against any and all Losses arising out of, resulting from, or in connection with:
(a)Any misrepresentation, omission, or breach by Purchaser of any representation or warranty contained in this Agreement.

(b)Any nonperformance, failure to comply, or breach by Purchaser of any covenant, promise, or agreement of Purchaser contained in this Agreement.

(c)The Assumed Liabilities.

8.4.Limitations on Indemnification. Sellers shall not have any obligation to indemnify Purchaser under Section 8.2(a), and Purchaser shall not have any obligation to indemnify Sellers under Section 8.3(a), until the aggregate amount of Loss that would otherwise be subject to indemnification under Sections 8.2(a) or 8.3(a), as applicable, exceed five percent (5%) of the Closing Consideration (the “Deductible”), in which case Purchaser or Seller, as applicable, shall be entitled to indemnification for any Losses in excess thereof that are indemnifiable pursuant to Sections 8.2(a) or 8.3(a), as applicable. Further, Sellers shall not have any obligation to indemnify Purchaser under Section 8.2(a), and Purchaser shall not have any obligation to indemnify Sellers under Section 8.3(a), in excess of fifteen (15%) of the Closing Consideration (the “Cap”). Notwithstanding the foregoing, neither the Deductible nor the Cap shall apply to (i) a claim pursuant to Section 8.2(a) with respect to a Fundamental Representation, (ii) a claim pursuant to Section 8.2(b), 8.2(c), or 8.2(d), 8.3(b) or 8.3(c), or (iii) any claim based on fraud; provided, however, that in no event will Sellers be liable to Purchaser under this Agreement for any amount in excess of the Closing Consideration, except in the event of a claim based on fraud. In no event shall any indemnifying party be liable to any Indemnified Party for any punitive damages, unless paid to a third party. Sellers’ liability under this Article VIII shall not be affected or deemed waived by reason of any investigation made by Purchaser or by any knowledge that the Purchaser may have acquired or could have acquired prior the Closing Date.
8.5.Defense of Third-Party Claims. To assert a claim for indemnification under this Article VIII, the person or entity seeking indemnification must give the person or entity from whom indemnification is sought a written notice of the claim, including a description in reasonable detail and, if reasonably ascertainable, a good faith estimate of the amount of Losses incurred or reasonably expected; provided, however, that failure to give such a notice will not excuse any person or entity from any indemnification obligations hereunder, except to the extent such person or entity is actually materially prejudiced by the failure to have been given such a notice. If a third party notifies an Indemnified Party or the Indemnified Party otherwise becomes aware of a third party claim, threat, Liability, tax, interest, fine, penalty, suit, action, proceeding, demand, damage, Loss, cost, or expense with respect to which indemnity is or may be sought hereunder (an “Indemnity Claim”), then: (a) the indemnifying party is entitled to assume and control the defense of any claim, suit, action, investigation, proceeding, or other activity or matter arising out of or resulting from such Indemnity Claim or Losses, and thereafter the Indemnified Party will cooperate with the indemnifying party in good faith in such defense; and (b) without the Indemnified Party’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed, no indemnifying party will admit liability or compromise or settle with respect to such Indemnity Claim or Losses.
8.6.Satisfaction of Direct Claims. In the event a party has a direct claim against the other party pursuant to Section 8.2 or 8.3 the party with the claim shall provide the other party with written notice of its claim, and, so long as that party does not dispute such claim in writing within 30 days of its receipt of written notice, the party shall pay the amounts owed as set forth in the written notice of claim within 30 days.

8.7.Indemnification Payment.  In the event the Sellers are finally determined to be liable for any Losses to the Purchaser Indemnified Parties under Section 8.2, Sellers will have the option of paying the Purchaser Indemnified Parties an amount in cash equal to such Losses or shares of common stock of Purchaser then held by the Seller indemnitor, valued (for purposes of determining the amount of Losses to be indemnified and whether or not such amount is under the Cap) at the Stock Price.
8.8.Exclusive Remedies. Subject to Section 11.14, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII.

Article IX
Employee Matters

Purchaser does not assume any Liabilities of Sellers with respect to any current or past employees of Sellers, any of Sellers’ employee benefits or benefit plans, any accrued vacation of Sellers’ employees, or any other employment related Liability of Sellers whatsoever. At the Closing, Sellers shall terminate all of its employees. Purchaser retains the right to decide, in its discretion, whether to employ or retain any employees of Sellers.  Purchaser and Sellers agree that this Article IX is for the sole benefit of Purchaser, and that nothing in this Agreement creates a third-party beneficiary or other right (a) in any other person, including, without limitation, any employees of Sellers, or (b) to continued employment with Purchaser or any of its affiliates.

Article X
Confidentiality

Sellers agree to (and to cause their respective employees, contractors, representatives, agents, and affiliates to) treat confidentially and not to disclose to any person or entity (other than an affiliate, employee, contractor, representative, or agent of such party who needs to know such information for the purpose of pursuing and consummating the transaction contemplated hereby) Confidential Information, and to not use Confidential Information in any manner or for any other purpose.  Notwithstanding anything to the contrary in this Article X, if Sellers are requested or required to disclose Confidential Information, Sellers will promptly notify Purchaser and will afford Purchaser the opportunity to obtain a protective order or other appropriate remedy to maintain the confidentiality of the Confidential Information.  If a protective order or other remedy is not available, Sellers will furnish only the portion of Confidential Information that Purchaser is advised in writing by its counsel that it is legally required to furnish and will use reasonable efforts to obtain, prior to disclosure, assurances that confidential treatment will be given thereto.  “Confidential Information” means any information of the Business that is or reasonably ought to be considered confidential or proprietary, including information relating to processes, services, customer and supplier lists, pricing and marketing plans, policies and strategies, details of customer, supplier, and consultant contracts, operations methods, techniques, business plans, trade secrets, proprietary information, and all other intellectual property of, or related to, the Business or Purchaser).  This Article X shall survive the Closing and shall survive any termination of this Agreement.

Article XI
Miscellaneous
11.1.[Reserved.]
11.2.Entire Agreement. This Agreement constitutes the entire, integrated agreement of the parties with respect to the subject matter hereof, and supersedes any and all prior understandings, correspondence, negotiations, and agreements of the parties with respect to the subject matter hereof.
11.3.Amendment; Waiver. No provision of this Agreement may be amended, waived, or otherwise modified without the prior written consent of all of the applicable parties hereto. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant, or agreement herein contained. The waiver by any party hereto of a breach of any provision or condition contained in this Agreement shall not operate or be construed as a waiver of any subsequent breach or of any other conditions hereof.
11.4.Assignability. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties; provided, however that Purchaser may assign its rights or obligations under this Agreement (other than its obligations regarding issuing or registering the Closing Stock Payment) to any of its affiliates or to any acquiror of all or substantially all of its or their assets or a majority of its or their voting equity without the consent of any other party hereto.
11.5.Announcement. None of Sellers shall make any public announcement or other announcement regarding this Agreement or the transaction contemplated herein without the prior written consent of Purchaser. Purchaser shall have the right to make announcements regarding this Agreement and the transactions contemplated herein to the extent required under Law, including any regulatory body (including any exchange) governing Purchaser (including any of this affiliates).
11.6.Binding Effect; Benefit. Subject to the limitations set forth in Section 11.4, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal and legal representatives, guardians, successors, and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations, or liabilities, except that Article VIII is intended to benefit the indemnified parties referenced therein.
11.7.Severability. Any provision of this Agreement that is held by a court or arbitrator of competent jurisdiction to be prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability, without invalidating or rendering unenforceable the remaining provisions of this Agreement.

11.8.PDF; Counterparts. This Agreement, and the other agreements and documents contemplated herein may be executed in counterparts, each of which shall be deemed an original, and all of which when affixed together shall constitute one and the same instrument. Signatures exchanged by facsimile or other electronic means (including .pdf by email) shall be deemed original signatures for all purposes.
11.9.Governing Law. This Agreement shall be governed by, construed, interpreted, and enforced in accordance with the laws of the State of Colorado (without regard to its conflicts of laws doctrines). Any action to enforce the rights of party hereto arising under or in connection with this Agreement shall be brought in a court of competent jurisdiction in the Denver, Colorado (the “Courts”). Each party hereto irrevocably and unconditionally consents to venue in the Courts for any litigation arising out of or relating to this Agreement and waives any objection to the laying of venue of any such litigation in the Courts and agrees not to plead or claim in the Courts that such litigation brought in such Court has been brought in an inconvenient forum. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY (AND MAY HAVE A TRIAL BEFORE A JUDGE ONLY) IN RESPECT TO ANY DISPUTE OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, OR IN CONNECTION WITH THE TRANSACTION DOCUMENTS OR THE TRANSACTION.
11.10.Attorneys’ Fees. If any action is instituted by a party to enforce any provisions of this Agreement, attorneys’ fees and costs shall be awarded to the prevailing party.
11.11.Notices. All notices, requests, demands, consents, and other communications that are required or may be given under this Agreement (collectively, the “Notices”) shall be in writing and shall be given either (a) by personal delivery against a receipted copy, (b) by certified or registered United States mail, return receipt requested, postage prepaid, (c) by recognized overnight delivery service, or (d) by email, with confirmation of delivery, to the addresses set forth on the signature page hereto, or to such other address of which written notice in accordance with this Section 11.11 shall have been provided by such party. Notices may only be given in the manner described in this Section 11.11 and shall be deemed received when given in such manner.
11.12.Further Assurances. Each of the parties to this Agreement shall cooperate with the other and execute and deliver to the other party to this Agreement such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other party to this Agreement as necessary to carry out or evidence the purposes of this Agreement.
11.13.Costs and Expenses. Each of the parties shall be solely responsible for its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.
11.14.Remedies; Specific Performance. The rights and remedies provided in this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise. Each party agrees that irreparable Losses will occur if any provision of this Agreement is not performed in accordance with its terms and conditions or is otherwise breached, and that as a result, each party will be entitled to seek specific performance, injunctive, and other equitable relief to prevent breach of this Agreement and to specifically enforce this Agreement and the terms and conditions hereof, in addition to other remedies to which such party may be entitled, at law or in equity.  In particular, Sellers acknowledge that the Assets are unique and recognize and affirm that if any Seller breaches any obligations under this Agreement or the related documents, monetary damages will be inadequate and Purchaser will have no adequate remedy at law, and that as a result, Purchaser will be entitled, in addition to any other rights and remedies existing in its favor, to enforce its rights and Sellers’ obligations under this Agreement not only by an action for damages but also by action for specific performance, injunctive, or other equitable relief without being required to prove actual damages, post bond, or furnish other security.

[Signature Page(s) to Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date, notwithstanding the actual date of execution.

SELLERS:

NervePro LLC

By:

Paul Elliott, Authorized Person

Address: PO Box 150295, Lakewood, CO 80215

Email: pelliott@cbsi.md

Neuroprotect Neuromonitoring, LLC

By:

Paul Elliott, Authorized Person

Address: 3501 S Clarkson Street, Englewood, CO 80113

Email: pelliott@cbsi.md

Neurotech Neuromonitoring,

LLC

By:

Paul Elliott, Authorized Person

Address: 3501 S Clarkson Street, Englewood, CO 80113

Email: pelliott@cbsi.md

Nervefocus, LLC

By:

Paul Elliott, Authorized Person

Address: PO Box 150295, Lakewood, CO 80215

Email: pelliott@cbsi.md

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date, notwithstanding the actual date of execution.

PURCHASER

ASSURE HOLDINGS CORP.

By:

Name:

Title: Authorized Signer

Address:

Email:

[Signature Page to Asset Purchase Agreement]

SCHEDULE 1.1

Tangible Personal Property

Repairs

AMP 1410CX01-13-0002 requires repairs, which Sellers estimate will cost approximately $1,500.

SCHEDULE 1.2

Inventory

[Signature Page to Asset Purchase Agreement]

SCHEDULE 1.5

Contracts

[Signature Page to Asset Purchase Agreement]

SCHEDULE 1.6

Licenses

None

[Signature Page to Asset Purchase Agreement]

SCHEDULE 1.15

Excluded Assets

None

[Signature Page to Asset Purchase Agreement]

SCHEDULE 1.15(g)

Certain Excluded Assets

None

[Signature Page to Asset Purchase Agreement]

SCHEDULE 5.1(k)

Financial Statements

See attached

[Signature Page to Asset Purchase Agreement]

SCHEDULE 5.1(t)

Customers

None.

[Signature Page to Asset Purchase Agreement]